Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos.
333-261436-03 and 333-261436

**Full Pricing** $1.5B Offered Honda (HAROT 2023-1) Prime Auto Loan ABS

Joint Lead Bookrunners: Citi(Str), BNP Paribas, Deutsche Bank, Mizuho

Co-managers: MUFG, Societe Generale, US Bancorp

-CAPITAL STRUCTURE-
TOTAL OFFERED
CLS	($mm)	($mm)	WAL	M/F	PWIN	E.FIN	L.FIN	BENCH	SPRD	YLD(%)	CPN(%)	PX(%)
A-1	361.600	343.520	0.30	P-1/F1+	1-7	09/21/23	02/21/24	<Pre-Placed>	+15	5.016	5.016	100.00000
A-2	576.200	547.390	1.09	Aaa/AAA	7-20	10/21/24	10/21/25	I-CRV	+35	5.283	5.22	99.99399
A-3	504.200	478.990	2.31	Aaa/AAA	20-38	04/21/26	04/21/27	I-CRV	+55	5.102	5.04	99.98142
A-4	136.950	130.100	3.23	Aaa/AAA	38-39	05/21/26	06/21/29	I-CRV	+69	5.025	4.97	99.99057

- Transaction Details -

Offered Size : $1.5B Offered

BBG Ticker : HAROT 2023-1

Prepayment Speed : 1.30% ABS

Expected Rating : M/F

Settle : 02/24/2023

First Pay Date : 03/21/2023

Registration : SEC Registered

ERISA Eligible : Yes

Risk Retention : US - Yes

Min Denoms : $1k x $1k

Delivery : DTC, Euroclear, Clearstream

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.